Exhibit 99.1

GAIN THERAPEUTICS Announces PROMOTION OF Matthias Alder TO chief executive officer

Outgoing CEO Eric Richman will continue to serve as a member of the board of directors and serve as a senior advisor to the Company

BETHESDA, MD, September 20, 2022-- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company transforming drug discovery with its proprietary computational discovery platform identifying novel allosteric binding sites and creating small molecule treatments, today announced that Matthias Alder, the Company’s current Chief Operating Officer, has been appointed as the Company’s Chief Executive Officer, effective immediately. He succeeds Eric Richman, who has served in the role since July 2020 and led the Company through its initial public offering in March 2021. Mr. Alder was also appointed to the Company’s Board of Directors effective as of today and, with his appointment, the size of the Board was increased to eight members. Mr. Richman will continue to serve as a member of the Board and as a senior advisor to the Company.

“On behalf of the Board of Directors, I would like to thank Eric for his invaluable contributions leading the transformation of Gain Therapeutics from a private company to a publicly traded company, and for establishing an impressive scientific advisory board and leading a strong management team. We are pleased that Eric will continue to assist Gain Therapeutics as a senior advisor and to continue to lead as a member of the board with his extensive strategic and corporate leadership experience,” said Khalid Islam, Ph.D., Chairman of Gain’s Board of Directors. “I am delighted to welcome Matthias as CEO and as a member of our Board of Directors. During the course of the last year, Matthias has worked closely with Eric in shaping and leading the Company’s corporate development strategy. As we enter the next phase of growth for Gain, his proven ability to foster strong relationships with collaboration partners in the pharmaceutical industry will be instrumental in positioning Gain’s platform for expansion.”

“I am excited to be transitioning into the role of CEO and leading Gain in our next phase of growth,” said Matthias Alder. “Eric and I have forged a strong working relationship since I joined Gain last year and I look forward to continuing to work with him in his new consultant role. Gain is poised for success as we focus on our continued execution against established strategic objectives, including advancing our two lead programs in Parkinson’s and Gaucher disease and expanding the application of our proprietary computational drug discovery platform through collaborations and strategic partnerships.”

Since joining Gain as Chief Operating Officer in 2021, Mr. Alder has been instrumental in building the Company’s corporate and business development strategy and shaping the Company’s operations. Mr. Alder brings more than 25 years of experience in the pharmaceutical and biotechnology industries, having held senior leadership roles in both U.S. and European-based publicly traded companies leading business development, strategy and a range of corporate functions. Prior to joining Gain, he served as Chief Business Officer and Head of US Operations of Autolus Therapeutics (Nasdaq: AUTL). Previously, Mr. Alder held senior roles in business development, licensing, and legal affairs at Sucampo Pharmaceuticals (Nasdaq: SCMP), Cytos Biotechnology AG, and Micromet, Inc. Mr. Alder was formerly a partner at Cooley LLP and previously served as Division Counsel at Ciba-Geigy and Novartis. He earned his law degrees from the University of Miami (LL.M.) and the University of Basel (lic.iur).

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is transforming the drug discovery paradigm with structurally targeted allosteric regulators identified with its proprietary computational discovery platform SEE-Tx®. The ability to identify never-seen-before allosteric targets on proteins involved in diseases across the full spectrum of therapeutic areas provides opportunities for a range of drug-protein interactions, including protein stabilization, protein destabilization, targeted protein degradation, allosteric inhibition and allosteric activation. Gain’s pipeline spans neurodegenerative diseases, lysosomal storage disorders, metabolic diseases and oncology. Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. For more information, please visit https://www.gaintherapeutics.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “can,” “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the growth and strategic plans of the Company including development of its current and future collaborations and strategic partnerships. Such forward-looking statements are based on current expectations about our future goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect the Company’s business, particularly those identified in the risk factors discussion in the Company’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Investor & Media Contact:

Stacey Jurchison

VP, Investor Relations

(410) 474-8200

sjurchison@gaintherapeutics.com

Noor Pahlavi
Argot Partners
(212) 600-1902
Gain@argotpartners.com